Exhibit 99.3

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES

SETTLEMENT WITH PARAGON OFFSHORE PLC

LONDON, February 12, 2016—Noble Corporation plc (NYSE:NE) today announced a settlement agreement in principle with Paragon Offshore plc, the company spun-off by Noble in 2014, following the public announcement by Paragon that it has reached agreement with certain of its creditors in connection with its previously announced restructuring efforts and intends to seek court approval of a pre-negotiated bankruptcy plan. Pursuant to the terms of the settlement between Noble and Paragon, once the settlement agreement becomes effective, Paragon would release Noble from all claims relating to the spin-off of Paragon by Noble in 2014, including any fraudulent conveyance claim that could be brought on behalf of Paragon’s creditors, and Noble would assume certain pre-spin-off obligations relating to Paragon’s Mexican tax matters.

In exchange for the release, Noble would take control of the administration and defense of Paragon’s Mexican income, value-added and customs tax audit and assessment matters for specified years up to and including 2010. For the pertinent years, Noble would assume the Mexican income and value added tax liabilities relating to the Paragon business arising out of the audit and assessment process to the extent incurred in Noble’s own legal entities. Paragon and Noble would equally share the other income, value-added and customs tax liabilities arising out of such audit and assessment process. Noble would post any required tax appeal bond, and Noble and Paragon would share the other costs of administering and defending these tax matters. Paragon would retain liability for all years not covered by the agreement. Noble is not making any cash settlement payment or assuming any other obligations in exchange for the release.

The Company expects the tax liability payments related to the settlement to be spread over a number of years. Based on its understanding of these matters and its experience to date in Mexico, the Company currently expects the net amount that it will actually pay over the period of the settlement for its portion of the taxes to be in the range of $8 to $12 million, although the final amount and the timing of such payments will depend on a number of factors. Once the settlement with Paragon is approved by the bankruptcy court, the Company would take a charge related to such payments as well as its share of the expenses expected to be incurred in connection with those tax liabilities.

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David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “Like many companies, Paragon has been hard hit by the unanticipated deterioration in oil prices that has persisted into 2016. Noble established Paragon in a manner it believed would allow Paragon to fully succeed and believes this proposed restructuring will assist Paragon in its efforts to manage this unforeseen, severe downturn. We are pleased to have found a way to constructively engage with Paragon in a manner that can assist them in their restructuring efforts, while at the same time reaching an arrangement that avoids the distraction and expense of the litigation, regardless of merit, that would otherwise inevitably follow a bankruptcy filing by Paragon. Noble is familiar with the tax positions and history, and we believe Noble is well-positioned to manage these matters in a way that should result in limited actual liability and without any material impact to our liquidity. Our ability to defend and administer these tax matters allowed us to find a mutually agreeable solution that is in Noble’s best interests.”

The settlement agreement is subject to finalization of definitive agreements and bankruptcy court approval, which will be sought as part of the bankruptcy plan to be filed by Paragon. Noble plans to assume control of the audit and assessment matters under an interim agreement so that it can immediately begin its efforts to mitigate the tax liability and any bonding requirements.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 30 offshore drilling units, consisting of 16 semisubmersibles and drillships and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding the release of claims by Paragon, the liabilities and obligations to be assumed by Noble, the ultimate cost to Noble of the settlement or materiality of the tax liability assumed by Noble, other terms and the timing of the settlement agreement, whether a settlement agreement will be entered into or become effective, the expected charge to be taken by Noble, Noble’s tax exposure and bonding mitigation efforts, Paragon’s bankruptcy plans, Paragon’s future success, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to actions by Paragon, its creditors, tax authorities, and other third parties, and decisions by bankruptcy courts, operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

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